Exhibit 99.1

Erie Indemnity Reports Third Quarter 2010 Results
Indemnity Announces Sale of Insurance Subsidiaries to Erie Insurance Exchange
3Q 2010 Highlights

Indemnity Shareholder Interest

•	Net income attributable to Indemnity per share-diluted was $0.94 per share in the third quarter of 2010 compared to net income per share-diluted of $0.69 per share in the third quarter of 2009.

•	Net operating income attributable to Indemnity per share (excluding net realized gains or losses and impairments on investments and related taxes) increased to $0.89 per share in the third quarter of 2010 from $0.66 per share for the same period one year ago.

•	Gross margins from management operations increased to 21.1 percent in the third quarter of 2010 from 18.1 percent in the third quarter of 2009.

•	Indemnity’s investment operations pretax income totaled $20 million for the third quarter of 2010 compared to $3 million for the third quarter of 2009.

Erie, Pa., Nov. 4, 2010 – Erie Indemnity Company (NASDAQ: ERIE) today announced third quarter 2010 earnings of $54 million, up 35 percent from earnings of $40 million in the third quarter of 2009. Operating income (excluding net realized gains or losses and impairments on investments and related taxes) increased to $51 million in the third quarter of 2010 from $38 million for the same period one year ago. Indemnity also announced its agreement to sell its three wholly-owned property and casualty insurance subsidiaries and its equity interest in Erie Family Life Insurance Company to the Erie Insurance Exchange.

Note: The accompanying consolidated financial statements of Erie Indemnity Company reflect the consolidated results of Indemnity and the Exchange, which we refer to collectively as “Erie Insurance Group.” The consolidation of the Exchange resulted in no change to Indemnity’s net income or equity. The Exchange’s net income and equity is identified as the noncontrolling interest net income or equity.

Indemnity or Indemnity shareholder interest refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. Exchange refers to the noncontrolling interest held for the benefit of the subscribers (policyholders) and includes its interest in Flagship City Insurance Company and Erie Family Life (EFL).

The following table shows the consolidated results of the Erie Insurance Group’s Operations:

Results of the Erie Insurance Group’s Operations
	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
(dollars in millions)	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09

Management operations	$58	$48	$-	$-	$(49)	$(39)	$9	$9
Property and casualty insurance operations	1	1	11	15	52	42	64	58
Life insurance operations	3	2	13	6	0	0	16	8
Investment operations	20	3	299	281	(3)	(3)	316	281

Income from operations before income taxes and noncontrolling interests	82	54	323	302	—	—	405	356
Provision for income taxes	28	14	102	90	—	—	130	104

Total net income	$54	$40	$221	$212	$-	$-	$275	$252

The following sections highlight and discuss the results of management operations, property and casualty insurance operations, life insurance operations and investment operations related to the Indemnity shareholder interest.

Management Operations
	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
(dollars in millions)	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09

Management fee revenue	$266	$253	$—	$—	$(266)	$(253)	$—	$—
Service agreement revenue	9	9	—	—	—	—	9	9

Total revenue from management operations	275	262	—	—	(266)	(253)	9	9
Cost of management operations	217	214	—	-	(217)	(214)	-	-

Income from management operations before taxes	$58	$48	$—	$-	$(49)	$(39)	$9	$9

Gross margin	21.1%	18.1%

•	The management fee rate was 25 percent for both 2010 and 2009. Direct written premiums of the property and casualty operations, upon which the management fee is calculated, increased 5.2 percent in the third quarter of 2010, compared to the third quarter of 2009, due to a 3.4 percent increase in policies in force and modest increases in average premium. The year-over-year average premium per policy for all lines of business increased 0.4 percent at September 30, 2010, compared to a decrease of 2.2 percent at September 30, 2009.

•	Cost of management operations increased to $217 million in the third quarter 2010 from $214 million in the third quarter of 2009. Third quarter 2010 commissions included an increase in scheduled rate commissions of $8 million, offset by a decrease in agent bonuses of $5 million. Third quarter 2010 non-commission expense included increases in personnel costs and hardware and software costs of $1 million each, offset by a $3 million decrease in professional fees.

Property and Casualty Insurance Operations
			Exchange’s				Erie
	Indemnity		noncontrolling		Eliminate related		Insurance
	shareholder interest		interest		party transactions		Group
(dollars in millions)	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09

Net premiums earned	$55	$53	$935	$911	$-	$-	$990	$964

Losses and loss expenses	38	34	652	579	(1)	(1)	689	612
Policy acquisition and other underwriting expenses	16	18	272	317	(51)	(41)	237	294

Total losses and expenses	54	52	924	896	(52)	(42)	926	906

Underwriting income before taxes	$1	$1	$11	$15	$52	$42	$64	$58

Combined ratio	98.7%	98.1%	98.7%	98.1%

•	The current accident year loss and loss expense ratio, excluding catastrophe losses, was 72.2 percent in the third quarter of 2010, compared to 67.6 percent in the third quarter of 2009.

•	Catastrophe losses contributed 5.2 points and 2.4 points to the combined ratio in the third quarters of 2010 and 2009, respectively. Catastrophe losses in the third quarter of 2010 were the result of flooding, hail and wind storms primarily in the states of Wisconsin and Maryland.

•	Total favorable development of prior accident year loss reserves improved the combined ratio 7.7 points in the third quarter of 2010, compared to 6.3 points in the third quarter of 2009. The favorable development in the third quarter of 2010 was driven primarily by improved severity trends in the workers compensation, private passenger auto and commercial multi-peril lines of business. In the third quarter of 2009, the favorable development was primarily the result of reserve releases for one large workers compensation claim.

Life Insurance Operations
(dollars in millions)	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09

Total revenue	$10	$7	$33	$26	$(1)	$(1)	$42	$32
Total benefits and expenses	7	5	20	20	(1)	(1)	26	24

Income from life insurance operations before taxes	$3	$2	$13	$6	$0	$0	$16	$8

•	The increase in total revenue was driven by continued improvement in market conditions resulting in low levels of impairments.

•	Total benefits and expenses were impacted by an increase in surrender and other benefits offset by decreases in interest on annuity deposits in the third quarter of 2010, compared to the third quarter of 2009.

Investment Operations
	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
(in millions)	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09	3Q’10	3Q’09

Net investment income	$10	$10	$79	$73	$(3)	$(3)	$86	$80
Net realized gains on investments	5	5	197	244	—	—	202	249
Impairment losses recognized in earnings	0	(3)	0	(10)	—	—	0	(13)
Equity in earnings (losses) of limited partnerships	5	(9)	23	(26)	—	—	28	(35)

Income from investment operations before taxes	$20	$3	$299	$281	$(3)	$(3)	$316	$281

•	Net investment income, which primarily includes interest and dividends on bonds and stocks, was flat in the third quarter of 2010 compared to 2009. Though our invested balances have increased, yields on new security purchases are down.

•	Realized gains on investments were flat for Indemnity in the third quarter of 2010 when compared to the same period in 2009.

•	The reduced levels of impairment losses recognized in the third quarter of 2010, compared to 2009, were due to improved market conditions.

•	Equity in earnings of limited partnerships in the third quarter of 2010 were primarily driven by increases in fair value in our private equity, mezzanine debt, and real estate limited partnerships.

In the third quarter of 2010, we repurchased 546,288 shares of our outstanding Class A nonvoting common stock at a total cost of $28 million in conjunction with our current stock repurchase plan. In April 2010, the Board of Directors approved a continuation of the current stock repurchase program through June 30, 2011, for up to $100 million of outstanding Class A common stock repurchases. As of September 30, 2010, we had approximately $58 million in repurchase authority remaining under the program.

Nine-Month 2010 Results – Net income attributable to Indemnity totaled $150 million, or $2.62 per share-diluted, for the first nine months of 2010 compared to $84 million, or $1.46 per share-diluted, for the first nine months of 2009.

Sale of Insurance Subsidiaries and EFL Stock to Erie Insurance Exchange

On November 4, 2010, Indemnity entered into a definitive agreement with the Erie Insurance Exchange for the sale of Indemnity’s three wholly owned property and casualty subsidiaries — Erie Insurance Company, Erie Insurance Company of New York, and Erie Insurance Property and Casualty Company — to the Exchange for an aggregate purchase price equal to the subsidiaries’ GAAP book value as of December 31, 2010.

In addition, on November 4, 2010, Indemnity entered into a definitive agreement for the sale of its 21.6 percent ownership interest in Erie Family Life Insurance Company (“EFL”) to the Exchange for a per share purchase price equal to 95 percent of EFL’s GAAP book value per share as of March 31, 2011.

Under the new structure, all property and casualty and life insurance operations will be owned by the Exchange, and Indemnity will continue to function as the management company. This structure removes underwriting volatility from Indemnity’s operations and allows it to better utilize capital. It also centralizes underwriting risk and its supporting capital within the Exchange, providing greater capital management flexibility to enhance service and product offerings. There is no impact to the pooling agreement between the Exchange and the three property and casualty subsidiaries, and there is no impact to policyholders, agents or employees as a result of these transactions.

The transactions will take place in two phases, beginning with the sale of Indemnity’s property & casualty subsidiaries to the Exchange, which – pending regulatory approval – is scheduled to close by December 31, 2010. On the closing date, the Exchange will pay Indemnity $293 million based on an estimated purchase price. Within ninety (90) days following the closing date, the financials of the three property and casualty subsidiaries for the year ending December 31, 2010, will be finalized. In the event that the GAAP book value of these entities as of that date is higher than the estimated purchase price, the Exchange will pay Indemnity the difference; if it is lower, Indemnity will pay the Exchange the difference. Net after-tax cash proceeds to Indemnity from the transaction are estimated to be $290 million to $300 million.

The sale of Indemnity’s 21.6 percent ownership interest in EFL, pending regulatory approval, is scheduled to close by March 31, 2011. On the closing date, the Exchange will pay Indemnity approximately
$82 million in cash based on an estimated purchase price. Within ninety (90) days following the closing date, the financials of EFL as of March 31, 2011, will be finalized. In the event that the final March 31, 2011, GAAP book value per share is higher than the estimated purchase price, the Exchange will pay Indemnity 95 percent of the difference; if it is lower, Indemnity will pay the Exchange 95 percent of the difference. Net after-tax cash proceeds from the sale of Indemnity’s 21.6 percent ownership interest in EFL are estimated to be $55 million to $60 million.

Because Indemnity and the Exchange are under common control for financial reporting purposes, any gains or losses resulting from the sale of Indemnity’s wholly owned property and casualty subsidiaries and its equity interest in EFL will be recorded as an adjustment directly to the equity balance of Indemnity.

Indemnity will record a deferred tax liability of approximately $17 million in the fourth quarter of 2010 related to its equity interest in EFL. This deferred tax charge is required due to Indemnity’s decision to sell its 21.6 percent ownership interest in EFL rather than receiving its share of EFL’s capital in the form of future dividends, which would have been eligible for an 80 percent dividend received deduction.

The agreements for each sale contain customary representations, warranties, agreements, indemnification rights and termination provisions. The completion of each transaction is subject to regulatory approvals and the satisfaction of other customary conditions, some of which are beyond our control, and no assurance can be given that such completion will occur.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 13th largest automobile insurer in the United States based on direct premiums written and the 19th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.2 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 484 on the FORTUNE 500.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Shopping Experience.” This recognition is based on the results of the 2010 Insurance Shopping Study, which evaluates the experience of customers purchasing a new auto insurance policy. Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies.  The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and 800 life-health insurance companies and recognizes the top performers for achieving outstanding financial results in safety, consistency and performance over a five-year period (2005-2009).

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

***

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to Indemnity’s business:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	dependence on the independent agency system;

•	accuracy and adequacy of pricing and loss reserving methodologies;

•	geographic concentration of business as a result of being a regional company;

•	ability to maintain the uninterrupted operations of our business, including our information technology system;

•	quality and liquidity of our investment portfolio; and

•	outcome of pending and potential litigations against us.

Risk factors related to the business of the Property/Casualty and Life Insurance Industry:

•	factors affecting price competition;

•	government regulation of the insurance industry, including approval of rate increases and rating factors such as credit and prior experience, and required processes related to underwriting and claims handling;

•	the uncertain role of the Federal Government, and the ongoing role of the States, in regulating the property/casualty or life insurance industries;

•	frequency and severity of claims and trends in auto and home repair costs;

•	changes in driving habits;

•	weather conditions and natural disasters;

•	exposure to environmental claims;

•	fluctuations in interest rates;

•	inflation and general business and economic conditions;

•	trends in litigation;

•	changes in the laws and regulations that govern the insurance industry; and

•	acts of war and terrorist activities.

A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.